Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-217205, 333-207034, and 333-187883) and on Form S-8 (No. 333-222970) of Natural Resource Partners L.P., and in the related Prospectus of our reports dated March 1, 2018, with respect to the consolidated financial statements of Natural Resource Partners L.P., and the effectiveness of internal control over financial reporting of Natural Resource Partners L.P., included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/    Ernst & Young LLP

Houston, Texas
March 1, 2018